Exhibit (a)(5)(ii)

The following is a presentation dated November 9, 2006 and a transcript of a Stellent customer/partner conference call which occurred on November 9, 2006, a replay of which, together with the presentation, was made available on Oracle’s website (www.oracle.com/stellent /index.html) on November 20, 2006 and on Stellent’s website (www.stellent.com/oracle /index.html) on November 17, 2006.

                                                                   STELLENT(TM)

Oracle to Acquire Stellent

An informational Webcast for Stellent
customers and partners

Thursday, November 9, 2006, 1:00pm CT

1

                                                                   STELLENT(TM)

     THIS PRESENTATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER
     TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE
     SOLICITATION AND THE OFFER TO BUY SHARES OF STELLENT'S COMMON STOCK WILL
     ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT
     ORACLE INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. ONCE
     FILED, STELLENT SHAREHOLDERS SHOULD READ THESE MATERIALS CAREFULLY PRIOR
     TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN
     IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.
     ONCE FILED, STELLENT STOCKHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO
     PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER FREE AT THE SEC'S
     WEBSITE AT WWW.SEC.GOV, FROM THE INFORMATION AGENT NAMED IN THE TENDER
     OFFER MATERIALS OR FROM ORACLE.

     This presentation is intended to outline our general product direction. It is intended for information purposes only, and may not be incorporated into any contract. It is not a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. The development, release, and timing of any features or functionality described for Oracle's products remains at the sole discretion of Oracle. The development, release, and timing of any features or functionality described for Stellent's products remains at the sole discretion of Stellent.

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Agenda                                                             STELLENT(TM)

Acquisition Overview                Dan Ryan, COO, Stellent

Oracle's Perspective                Vijay Tella, CSO, Fusion MW, Oracle

Q&A                                 Dan Ryan, Vijay Tella, and
                                    Bob Shimp, VP, Global Technology
                                    Business Unit, Oracle

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The News!

|X|  Oracle intends to acquire Stellent
     |X|  Definitive agreement signed on Nov. 2, 2006
     |X|  Cash tender offer for $13.50 per share or approximately $440 million total
     |X|  Transaction expected to close in December 2006 or early 2007
|X|  Combination will deliver a broad array of Enterprise Content Management solutions
     |X|  Basic and extended content services
     |X|  Content-based applications
     |X|  Content integrations with enterprise applications
|X|  Management of all types of business information - both structured and unstructured
     discretion of Stellent.

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Validation of Your Decision to Use Stellent Products               STELLENT(TM)
|X|  Stellent is an industry leader
     |X|  Leading ECM platform
     |X|  Many strategic customers and relationships
     |X|  Industry knowledge and expertise
|X|  Stellent is poised for growth
     |X|  Financially successful
     |X|  Strong worldwide management team
     |X|  Technology and solutions are a good fit for customers
|X|  Stellent is limited by size and distribution bandwidth
     |X|  Oracle/Stellent combination is expected to solve our major obstacles
|X|  Oracle heard from customers that we are the right partner
     discretion of Stellent.

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# Great News for Our Customers

STELLENT™

- **Stronger combined vendor with complementary products**
  - Removes concerns about Stellent's future with industry consolidation
  - Strengthens best-in-class product offering
- **Continued focus by Stellent teams**
  - Expected increased spending on R&D
  - Provide for a smooth transition for customers without interruption
  - Product availability and release plans are expected to continue
  - Existing Stellent team expected to lead Oracle ECM effort post-closing
- **Enhanced support and services through scale**
  - Global 24x7 distribution and support network for streamlined commercial relationships
- **Oracle's PartnerNetwork includes over 17,700 partners**
  - Can build out specific industry applications on Stellent platforms
  - Extend Stellent capabilities and enhance the value of customer investments
  - Expand network based on complete infrastructure offering for building content-enabled end-user applications

Confidential 6

Great News for Our Partners                                         STELLENT(TM)

|X|  Stellent partners can benefit from Oracle PartnerNetwork (OPN)
     |X|  Worldwide network of more than 17,700 partners
     |X|  Management portal
     |X|  Network of interaction centers for partner support
     |X|  Global business program
|X|  Specific benefits
     |X|  Partners will be able to work with a single vendor to address customers needs in ECM
     |X|  Partners will benefit from Oracle's worldwide resources with access to Oracle's products, education, technical services, and highly specialized go-to-market engagement and support from across all lines of business within Oracle
     |X|  System Integrators will have access to expanded technical and applications footprint
     |X|  ISVs will also have the option to work with Oracle and Stellent on expanded footprints based on customer requirements discretion of
          Stellent.

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Complementary Products with Substantial Synergies                   STELLENT(TM)

STELLENT                                   ORACLE
|X|  Multi-site Web Content Management     |X|  Scalable Database & Storage Mgmt
|X|  Enterprise Records Management         |X|  Content DB
|X|  Document Management                   |X|  Application Server and Tools
|X|  Rich metadata management              |X|  Webcenter - Multichannel Portal
|X|  Information Rights Management         |X|  Oracle Collaboration Suite
|X|  Digital Asset Management              |X|  Identity and Access Management
|X|  Content cleansing                     |X|  SOA and Business Integration
|X|  Imaging and BPM                       |X|  Business Intelligence
|X|  Compliance                            |X|  System Administration
|X|  Transformation filters                |X|  Financial, HR, CRM, SCM
                                                applications discretion of
                                                Stellent.
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What Should You Expect?

o  Continued commitment to:
    o Delivering the best products and solutions
    o 100% customer satisfaction
    o Our partners
    o Industry standards
o  Even more robust worldwide services and support
o  Increased focus and spending on research and development
o  Contact through your normal channels
o  Continued success and growth of Stellent solutions

Agenda

Acquisition Overview       Dan Ryan, COO, Stellent

Oracle's Perspective       Vijay Tella, CSO, Fusion MW, Oracle

Q&A                        Dan Ryan, Vijay Tella, and
                           Bob Shimp, VP Global Technology
                           Business Unit, Oracle

Strategic Importance of ECM to Oracle

o  Content Management is an attractive segment

    o IDC forecasts growth from $3.2B in 2005 to $6B by 2010, representing a
      CAGR of 13.3%*
    o Gartner estimates segment at $2.3B in 2006 with 12.8% annual growth**
    o Rapid proliferation of documents and digital assets
    o Rapid escalation in costs due to regulatory compliance
o  Complements Oracle's existing strengths
    o Extends Oracle's position in information management to content management
    o Extends Oracle Fusion Middleware for secure content publishing and distribution
    o Integrates with Oracle's applications to capture ERP documents and drive document-centric business processes
o  Why now?
    o Most organizations have fragmented content strategy
    o Customers re-thinking enterprise-wide content management strategy

*"Worldwide Content Management Software 2006-2010 Forecast: Continued Steady
Growth", May 2006.

**"Magic Quadrant for Enterprise Content Management, 2006," K. Shegda, et al,
Oct. 11, 2006.

Why Stellent?

o  Comprehensive and integrated product suite
    o Capture: Document capture, filtering, cleansing
    o Manage: Enterprise Document Management
    o Publish: Multi-Site Web Content Management
    o Distribute: Digital Asset Management
    o Control: Information Rights Management
    o Retain: Records and Retention Management
    o Integrated on a unified, industry standard architecture
o  Industry leader
    o Rated as leader by Gartner, Forrester, IDC
    o Integrates with Oracle technology & applications
    o Successfully implemented at over 4,700 global customers
o  Experienced global organization
    o Highly skilled and experienced product development team
    o Global sales expertise, strong services and support capability
    o Excellent support and adoption by Global System Integrators

Stellent Has a Best-of-Breed Product Suite

Gartner 2006 Magic Quadrant for
Enterprise Content Management

              Forrester's 2005 Enterprise Content
                    Management Suites Wave

# Industry Perspective is Aligned

STELLENT

- **Industry analysts believe enterprise-wide ECM deployments will ultimately be the domain of infrastructure vendors such as Oracle**
  - Gartner - "Organizations are seeing increasing collections of unstructured data and are beginning to seek ways to make this content available to workers and applications across the enterprise. These factors are increasing sales of DBMSs to handle these data types."[1]
  - IDC - "Bringing database management services to bear on this problem [of managing unstructured data] is an attractive solution that lets enterprises leverage existing investments."[2]
  - Forrester - "What's interesting about Oracle's content management on a database is that it is the natural evolution of enterprise content management."[3]
  - Doculabs - "Oracle's definitely on the right path in trying to integrate unstructured content and structured data all within the same repository."[4]

[1] Gartner DBMS Marketshare, May 2006. [2] IDC Product Flash (Oracle Content Database), June 2006
[3] Forrester Video Interview (Connie Moore), June 2006 [4] Doculabs Video Interview (Jitu Patel), June 2006

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Summary

o  Oracle + Stellent = leading combination in Enterprise Content Management
o  Increase business value and drive down cost of ownership throughout an integrated, standards-based enterprise software stack
o  Oracle has built a $15B+ business on the management of structured data; will now address unstructured data to cover all business information
    o Oracle has made significant investments to extend the database to effectively manage unstructured content as well as structured
    o Stellent will accelerate Oracle's reach to managing all data-including the
      90% of unstructured content that is unmanaged-a major opportunity
o  Great for Stellent employees, customers, partners and shareholders

More Information

o  Continual updates at www.stellent.com/oracle
o  Contact us at moreinfo@stellent.com

Stellent, Inc.

Oracle to Acquire Stellent

Thursday, November 9, 2006
1:00 p.m.

Operator

Hello, everyone. I would now like to turn the call over to Dan Ryan, Chief Operating Officer, Stellent.

Daniel P. Ryan, Chief Operating Officer, Stellent

     Good morning, and good afternoon. I’m Dan Ryan, Chief Operating Officer of Stellent, and I’d like to welcome you all to today’s conference call to advise Stellent customers and partners more information about our announcement that Oracle is acquiring Stellent. This transaction is subject to customary conditions, and is expected to close by the end of the year or early 2007. Until such time, Stellent and Oracle will continue to operate independently.

     I’m joined today by Vijay Tella, Chief Strategy Officer for Oracle Fusion Middleware, and Bob Shimp, Vice President, Global Technology Business Unit from Oracle.

     Before we begin, we need to share the following legal statement regarding the acquisition. This presentation is for informational purposes only, and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Stellent’s common stock will only be made pursuant to an offer to purchase and related materials that Oracle intends to file with the Securities and Exchange Commission. Once filed, Stellent shareholders should read these materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Once filed, Stellent’s stockholders will be able to obtain the offer to purchase and related materials with respect to the offer free at the SEC’s website at www.sec.gov, from the information agent named in the tender offer materials or from Oracle.

     We would like to start with some prepared remarks covering Stellent’s view of the acquisition and what it means to you, our customers and partners, followed by Vijay discussing Oracle’s rationale for extending their capabilities in the ECM space with Stellent. Last, we’ll open up the session to Q&A, with questions and answers with Bob, Vijay and myself available to answer questions. We’ll provide instructions on how to submit your questions via chat prior to that portion of the call.

     The big news on November 2nd was not Stellent’s strong quarterly results, but rather Oracle’s announcement of its intent to acquire Stellent through a cash tender offer of $13.50 per share, or approximately $440 million in total. We signed a definitive agreement on November 2nd, and expect to close the transaction in December 2006, or early 2007. This combination will deliver a broad array of enterprise content management solutions addressing scalable basic content services for file management, sharing and collaboration, as well as extended content services, such as web content management, document management, information rights management, and records management. Customers and partners will have all the products required to build content-centric or content-enabled applications with the combined platforms. And from a macro viewpoint, the combination will provide for the effective and unified management of all business information, both structured and unstructured.

     We see the acquisition not only as a strong validation of our accomplishments at Stellent, but as a strong validation of your decision to use Stellent products and services. As you can see from the recent Gartner “ECM Magic Quadrant” from October 2006, Stellent is viewed as an industry leader, even though we are substantially smaller than the other companies in the leader quadrant. This is because of our products, people, customers and partners. As a standalone company, Stellent is positioned for continued growth and success, but we are limited by our size and distribution bandwidth, and this partnership will diminish those obstacles. Oracle had many options for addressing enterprise content management, but they chose Stellent after hearing from their customers and the industry that we are the right partner for long-term success.

     We believe this combination is great news for our customers. First, it eliminates concerns about Stellent’s future in a consolidating industry. Second, Stellent’s teams and product line will be strategic to Oracle’s ECM strategy. Third, you’ll see increased spending on research and development for Stellent’s product line. Fourth, you’ll be able to take advantage of one of the strongest support organizations in the industry. And last, the combination offers an even broader set of solutions for managing all types of business information.

     Oracle Partner Network, called OPN, has more than 17,700 partners worldwide. It offers many resources, including a management portal, a network of interaction centers for partner support, and improving global business program. Stellent partners will be able to work with a single vendor to address customer needs and enterprise content management, and other applications, and will benefit from Oracle’s worldwide resources and Partner Network. OPN offers access to Oracle’s products, education, technical services, and highly specialized go-to-market engagement and support from across all lines of business within Oracle.

     To me, one of the most compelling things about the acquisition is the complementary nature of our offerings. There’s no real overlap, and many synergies. Stellent provides extended content services, such as multi-site management and web content management; document management; enterprise records management; information rights management; digital asset management; and Imaging and BPM. Oracle provides basic content services, as well as many other application development tools, as shown on this slide. And Stellent customers will benefit from this winning combination. In recent years, Stellent products have been integrated with many Oracle products, including Oracle Database, the Portal, Application Server, and Identity Management. That is not to say that either Oracle or Stellent customers will be forced to use any products. Each line will continue to support multiple platforms and solutions, as they do today.

     So what should you expect from this combination? You’ll see a continued commitment to the best products and solutions, a focus on customer satisfaction, a commitment to our current partners, with additional opportunity to expand their portfolio, and continued support for industry standards. We believe that services and support will be enhanced through Oracle’s highly rated organization. And probably of particular interest, there will be an increased focus and spend on product development. Oracle is acquiring Stellent for its expertise, and we anticipate the continued growth and success of the Stellent solutions that you know and have invested in.

Now I’d like to introduce Vijay Tella, Chief Strategy Officer, for Fusion Middleware for Oracle. Vijay?

Vijay Tella, Chief Strategy Officer, Oracle Fusion Middleware

     Yes, thank you very much, Dan. So why is enterprise content management important to Oracle, and why are we looking to do this deal now? ECM is a large and growing area of customer interest today. IDC estimates this segment was $3.2 billion in 2005, growing to $6 billion in 2010, a growth rate of more than 13 percent annually, a lot higher than the overall enterprise software market growth. Gartner has similar growth estimates. The volume of enterprise content is growing rapidly, with documents, email, voicemail, digital media, and business critical information of various kinds scattered in multiple repositories, file servers, database servers, personal computers, mail systems across the enterprise. This has made it difficult for users to find the information they need, to publish and to share it efficiently with others, and to secure and manage this information. Also, regulatory and compliance requirements now require organizations to archive and retain this information.

     Second, Stellent’s ECM solutions perfectly complement Oracle’s overall enterprise software strategy and existing products. Just a few key examples of the complementary nature of our products and solutions: Stellent products will extend Oracle’s strength in information management solutions based on Oracle Database and Business Intelligence, the Content Management. Oracle Fusion Middleware’s web center and enterprise portal solutions will be complemented and enhanced by Stellent web content management products to create and manage websites. Stellent’s governance, risk and compliance solutions will complement Oracle’s own solutions in this space that are developed as part of our packaged applications in HR, Finance, and other areas.

     So why now? While many of these customer problems have been around for awhile, the strategy and solutions used to address these have been fragmented in most organizations. This had made it difficult for businesses to achieve their productivity, cost, or compliance objectives. As a result, we find that customers are increasingly looking to integrated, cohesive enterprise-wide strategies for addressing their content management challenges. So we feel this is a particularly appropriate time and opportunity for Oracle to step up and help address these challenges in a complete, coherent manner across the enterprise.

     Clearly, ECM is strategic to Oracle, so why do we think combining with Stellent is the best option for Oracle to execute on our ECM strategy? Stellent ECM solutions are comprehensive, integrated, and widely recognized as best of breed. First, as most of you may already know, as users of Stellent products, Stellent ECM solutions provide a comprehensive set of solutions to manage content across its entire lifecycle. They enable users to create and capture documents; to manage these documents with facility to store, version index and manage them; to publish them to corporate intranets, the internet, and enterprise portals, allowing users to easily work with other people and to enable users to find information they need; to distribute documents securely with facilities to cleanse, filter and manage digital rights; and, finally, to retain documents for compliance, with the ability to declaratively specify document retention policies for classified documents, and to archive and retain necessary documents.

     Second, Stellent is a leader in both Gartner’s “ECM Magic Quadrant” and Forrester’s “ECM Wave.” It is also rated as an ECM leader by IDC. It has already an extensive customer base of over 4,700 customers globally. In addition, Stellent ECM solutions are already integrated with Oracle Database and Business Applications.

Finally, Stellent would bring to Oracle highly skilled and world-class content management expertise in all the core functional areas, R&D, sales, services, and support.

A broad range of system integrators globally have adopted and support Stellent solutions today.

     Stellent has a best-of-breed product suite. We believe that based on our evaluations. Industry analysts agree. Gartner published their most recent “Magic Quadrant for ECM” just over a month ago. Stellent is one of only four leaders. It is also one of only three leaders in the Forrester’s “ECM Wave.” We expect this position to improve when combined with the complementary technologies from Oracle in Database, Middleware, and Applications areas. Industry analysts from Gartner, Forrester, IDC, Doculabs, and others have been clear that they expect ECM solutions to ultimately be the domain of, and the natural fit for, infrastructure vendors, such as Oracle. Research reports on this acquisition in the past few days from several of the analyst firms, such as AMR, Ovum, and Gartner also strongly endorse the strategic value of this proposed combination, including benefits to existing Stellent and Oracle customers.

     To summarize, we are excited to announce this acquisition. First, we believe that the combination of Stellent and Oracle would provide a comprehensive,competitive ECM solution.

     Second, we believe the complementary strengths of Oracle and Stellent technologies will further help reduce cost, improve productivity and compliance, for both Stellent and Oracle customers through an integrated comprehensive standards-based ECM solution stack.

     Third, Oracle today has already built a large and successful business in the management of structured data. This acquisition will help us accelerate managing of all data, including 90 percent of unstructured content that is either unmanaged today or managed poorly. We believe this represents a significant opportunity for Oracle and our customers.

     Finally, we believe this will provide exciting new opportunities for Stellent employees, and lowers risk and delivers significant additional benefits to Stellent customers and partners.

I would now like to turn this over to Dan again, for his concluding remarks, before taking questions. Thank you.

Daniel P. Ryan, Chief Operating Officer

     As we have updated information, we’ll post it to a dedicated area on the Stellent website. Customers and partners can visit www.stellent.com/oracle for a general overview presentation and an acquisition-related Frequently Asked Questions document. You are also welcome to contact us directly by sending an email to moreinfo@stellent.com.

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF STELLENT'S COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION, ORACLE SYSTEMS CORPORATION AND  STAR  ACQUISITION CORP. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2006 AND AS SUBSEQUENTLY AMENDED. STELLENT SHAREHOLDERS SHOULD READ THESE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  STELLENT STOCKHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER FREE AT THE SEC'S WEBSITE AT WWW.SEC.GOV, FROM THE INFORMATION AGENT NAMED IN THE TENDER OFFER MATERIALS OR FROM ORACLE CORPORATION.

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly, those statements regarding the effects of the proposed merger, and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to Oracle and Stellent as of today’s date, and Oracle does not assume any obligations to update any of these statements. The forward-looking statements are not guarantees of the future performance of Oracle, Stellent or the combined company and actual results may vary materially from the results and expectations expressed in, or implied by, these forward-looking statements. For instance, while Oracle and Stellent have signed an agreement for the proposed offer and merger, there is no assurance that they will successfully complete either the offer or the proposed merger. In the event the companies do not receive government approvals or any other conditions to closing are not satisfied, the merger agreement will terminate.